SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act

July 3, 2014
Date of Report (Date of Earliest Event Reported)

American Business Services, Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-54985	84-1194104
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R .S. Employer Identification Number)

6521 Ocaso Drive, Castle Pines, CO	80108
(Address of principal executive offices)	(Zip Code)

(303) 730-7939
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communication s pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.l4a-l2)
[  ] Pre-commencement communication s pursuant to Rule 14d-2(b) under the Exchange Act ( 17 CFR 240.14d- 2(b))
[  ] Pre-commencement communication s pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.l 3e- 4(c))

Item 5.01  Changes in Control of Registrant

    On July 3, 2014, Phil E. Ray, the Chief Executive Officer and Chief Financial Officer, sole director and majority stockholder of American Business Services, Inc. (the "Company") entered into a Securities Purchase Agreement (the "Agreement") with Smith Electric Vehicles Corp., a Delaware corporation ("Smith") pursuant to which Smith purchased all of the six million shares of the Company's common stock, par value $.001, that were owned by Ray. As a result, Smith now owns approximately 85.3% of the issued and outstanding shares of the Company's common stock. The aggregate consideration paid by Smith for Ray's shares of Company common stock was $340,000, which amount was paid by Smith with funds on hand.

    Pursuant to the Agreement, Bryan L. Hansel, the Chief Executive Officer of Smith, was appointed to the Company's Board of Directors, Mr. Ray resigned from all positions as an officer of the Company and designees of Smith were appointed as officers of the Company, as described further under Item 5.02 below.

Item 5.02  Departure of Directors or Certain Officers

    The information set forth in the second paragraph of ltem 5.01 above is incorporated by reference herein.

    Upon the closing of the transactions contemplated by the Agreement, Mr. Ray resigned from all positions as an officer of the Company, and the Company appointed Mr. Hansel as its President and Chief Executive Officer, John Micek as its Chief Financial Officer and Jacques Schira as its Secretary, each effective as of July 3, 2014.

    Mr. Hansel, 49, has served as Smith's Chief Executive Officer and as a director since Smith's inception in January 2009. Mr. Hansel served as Smith's President from Smith's inception to March 2012. Mr. Hansel was appointed Chairman of Smith's board of directors in November 2011. Prior to joining Smith, from October 2004 to August 2008, Mr. Hansel served as the President and Chief Executive Officer and as a director of Evo Medical Solutions, a manufacturer and distributor of home respiratory medical devices.

    Mr. Micek, 61, has served as Smith's Interim Chief Financial Officer since March 2014. Since June 2012, Mr. Micek has also served as Chief Executive Officer and Chief Financial Officer of Enova Systems, Inc. (LON: ENVS), a publicly-traded electric vehicle compulsion componentry supplier. He previously served as Chief Financial Officer of Enova Systems, Inc. from January 2011 to June 2012. From January 1, 2001 to December 31, 2011, Mr. Micek served as Managing Director of Silicon Prairie Partners, LP, a privately held venture investing firm. Mr. Micek has served on the board of directors of Enova Systems, Inc. (2008 to present), Armanino Foods of Distinction Inc. (OTCMKTS:AMNF), a publicly-traded specialty foods company (from 1989 to present), including in the roles of Chair, Audit Committee and Chair, Strategic Planning Committee, Innovaro Inc. (OTCMKTS: INNI), a publicly-traded technology innovation services and software company (from 1999 to present), and Universal Assurors, Inc., a privately-held credit-related insurance company (from 2001 to present).

    Mr. Schira, 58,  has served as Smith's General Counsel since June 2013, and before that from March 2009 to June 2012. He previously served as Smith's Vice President, Legal and Commercial Affairs from June 2012 through June 2013. From March 2006 to March 2009, Mr. Schira served as General Counsel of Medical Industries America, Inc., a medical device manufacturer and distributor.

    None of Mr. Hansel, Mr. Micek or Mr. Schira has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships among our directors and officers.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8- K to be signed on its behalf by the undersigned hereunto duly authorized.

American Business Services, Inc.

By:  /s/ Bryan L. Hansel
Bryan L. Hansel
Chief Executive Officer

Dated: July 10, 2014